Exhibit 4.3

Forward Industries, Inc.
2011 Long Term Incentive Plan

ARTICLE 1

Establishment, Purpose, and Duration

1.1                 Establishment.  Forward Industries, Inc., New York corporation (hereinafter referred to as the "Company"), establishes an incentive compensation plan to be known as the 2011 Long Term Incentive Plan (hereinafter referred to as the "2011 Plan"), as set forth in this document.

The 2011 Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units.

The Plan shall become effective upon shareholder approval (the "Effective Date") and shall remain in effect as provided in Section 1.3 hereof.

1.2                 Purpose of the 2011 Plan.  The purpose of the 2011 Plan is to promote the interests of the Company and its shareholders by strengthening the Company's ability to attract, motivate, and retain Employees, Directors, consultants and other independent contractors, upon whose judgment, initiative, and efforts the financial success and growth of the business of the Company largely depend, and to provide an additional incentive for such individuals through stock ownership and other rights that promote and recognize the financial success and growth of the Company and create value for shareholders.

1.3                 Duration of the 2011 Plan.  Unless sooner terminated as provided herein, the 2011 Plan shall terminate ten years from the Effective Date.  After the 2011 Plan is terminated, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and the 2011 Plan's terms and conditions.

ARTICLE 2

Definitions

Whenever used in the 2011 Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

2.1                 "Affiliate" shall have the meaning ascribed to such term in Rule 12b-2 promulgated under the General Rules and Regulations of the Exchange Act.

2.2                 "Annual Award Limit" or "Annual Award Limits" have the meaning set forth in Section 4.3.

2.3                 "Award" means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units, in each case subject to the terms of this Plan.

2.4                 "Beneficial Owner" or "Beneficial Ownership" shall have the meaning ascribed to such term in Rule 13d-3 promulgated under the General Rules and Regulations under the Exchange Act.

2.5                 "Board" or "Board of Directors" means the Board of Directors of the Company.

2.6                 "Change in Control" means a Change in Control as defined in Article 14.

2.7                 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

2.8                 "Committee" means the Compensation Committee of the Board, or any other committee designated by the Board to administer this Plan.  The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board.  The Committee shall consist of two or more directors who are Nonemployee Directors and "Outside Directors" (as such term is defined in Section 162(m) of the Code).

2.9                 "Company" means Forward Industries, Inc., a New York corporation, and any successor thereto as provided in Article 17 herein.

2.10              "Covered Employee" means a Participant who is a "covered employee," as defined in Section 162(m) of the Code and the regulations promulgated under Section 162(m) of the Code, or any successor statute.

2.11              "Director" means a member of the Board of Directors of the Company and/or any of its Affiliates and/or Subsidiaries.

2.12              "Effective Date" has the meaning set forth in Section 1.1.

2.13              "Employee" means any employee of the Company, its Affiliates and/or Subsidiaries.

2.14              "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.15              "Evidence of Award" means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee which sets forth the terms and conditions of an Award.  An Evidence of Award may be in any electronic medium, may be limited to a notation on the books and records of the Company and, with the approval of the Committee, need not be signed by a representative of the Company or a Participant.

2.16              "Fair Market Value" or "FMV" means the last sales price reported for the Shares on the applicable date as reported on the principal national securities exchange in the United States on which it is then traded or The NASDAQ Stock Market (if the Shares are so listed), or, if not so listed, the mean between the closing bid and asked prices of publicly traded Shares in the over-the-counter market, or, if such bid and asked prices shall not be available, as reported by any nationally recognized quotation service selected by the Company, or as determined by the Committee in a manner consistent with the provisions of the Code. If, however, the required accounting standards used to account for equity Awards granted to Participants are substantially modified subsequent to the Effective Date of the 2011 Plan such that fair value accounting for such Awards becomes required, the Committee shall have the ability to determine an Award's FMV based on the relevant facts and circumstances.

2.17              "Full Value Award" means an Award other than in the form of an Option or SAR, and which is settled by the issuance of Shares.

2.18              "Freestanding SAR" means an SAR that is granted independently of any Options, as described in Article 7.

2.19              "Grant Price" means the price established at the time of grant of a SAR pursuant to Article 7, used to determine whether there is any payment due upon exercise of the SAR.

2.20              "Incentive Stock Option" means an Option that is intended to qualify as an "incentive stock option" under Section 422 of the Code or any successor provision.

2.21              "Insider" shall mean an individual who is, on the relevant date, an officer, Director, or more than ten percent (10%) Beneficial Owner of any class of the Company's equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act.

2.22              "Nonemployee Director" has the same meaning set forth in Rule 16b-3 promulgated under the Exchange Act, or any successor definition adopted by the United States Securities and Exchange Commission.

2.23              "Nonqualified Stock Option" means an Option that is not intended to meet the requirements of Section 422 of the Code, or that otherwise does not meet such requirements.

2.24              "Operating Cash Flow" means cash flow from operating activities.

2.25              "Option" means the right to purchase Shares granted to a Participant in accordance with Article 6.  Options granted under this Plan may be Nonqualified Stock Options, Incentive Stock Option or a combination thereof.

2.26              "Option Price" means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.27              "Participant" means any eligible person as set forth in Article 5 to whom an Award is granted.

2.28              "Performance-Based Compensation" means compensation under an Award that satisfies the requirements of Section 162(m) of the Code for deductibility of remuneration paid to Covered Employees.

2.29              "Performance Measures" means measures as described in Article 10 on which the performance goals are based and which are approved by the Company's shareholders pursuant to this Plan in order to qualify Awards as Performance-Based Compensation.

2.30              "Performance Period" means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

2.31              "Performance Share" means an Award granted to a Participant, as described in Article 9.

2.32              "Performance Unit" means an Award granted to a Participant, as described in Article 9.

2.33              "Period of Restriction" means the period when Restricted Stock or Restricted Stock Units are subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its discretion), as provided in Article 8.

2.34              "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) thereof.

2.35              "Plan" means the Forward Industries, Inc. 2011 Long Term Incentive Plan.

2.36              "Plan Year" means the Company's fiscal year that begins October 1 and ends September 30, or such other period if the Company shall change its fiscal year.

2.37              "Restricted Stock" means Shares granted or sold to a Participant pursuant to Article 8 as to which the Period of Restriction has not lapsed.

2.38              "Restricted Stock Unit" means a unit granted or sold to a Participant pursuant to Article 8 as to which the Period of Restriction has not lapsed.

2.39              "Section 409A Rules" means the provisions of Section 409A of the Code and Treasury Regulations and other Internal Revenue Service guidance promulgated thereunder.

2.40              "Share" means a share of common stock of the Company, $.01 par value per share.

2.41              "Stock Appreciation Right" or "SAR" means an Award, designated as a SAR and granted pursuant to the terms of Article 7 herein.

2.42              "Subsidiary" means a corporation, company or other entity (i) more than 50 percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50 percent (50%) of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company, except that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, "Subsidiary" means any corporation in which at the time the Company owns or controls, directly or indirectly, more than 50 percent (50%) of the total combined voting power represented by all classes of stock issued by such corporation.

2.43              "Ten Percent Shareholder" means a person who owns, or who is deemed to own under Section 424(d) of the Code, stock possessing more than ten percent (10%) of the total combined voting power of the Company or any Subsidiary.

ARTICLE 3

Administration

3.1                 General.  The Committee shall be responsible for administering the 2011 Plan, subject to this Article 3 and the other provisions of the 2011 Plan.  The act or determination of a majority of the Committee shall be the act or determination of the Committee and any decision reduced to writing and signed by all of the members of the Committee shall be fully effective as if it had been made by a majority at a meeting duly held.  The Committee may employ attorneys, consultants, accountants, agents, and other persons, any of whom may be an Employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such persons.  All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested persons.

3.2                 Authority of the Committee.  The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of the 2011 Plan and any Evidence of Award or other agreement or document ancillary to or in connection with the 2011 Plan, to determine eligibility for Awards and to adopt such rules, regulations, forms, instruments, and guidelines for administering the 2011 Plan as the Committee may deem necessary or proper.  Such authority shall include, but not be limited to, selecting Award recipients, establishing all Award terms and conditions, including the terms and conditions set forth in an Evidence of Award, and, subject to Article 15, adopting modifications and amendments to the 2011 Plan or any Evidence of Award, including without limitation, any that are necessary to comply with the laws of the countries and other jurisdictions in which the Company, its Affiliates, and/or its Subsidiaries operate.  In the event that for any reason the Committee is unable to act or if the Committee at the time of any grant, Award or other acquisition under the 2011 Plan does not consist of two or more Nonemployee Directors, or if there shall be no such Committee, then the 2011 Plan shall be administered by the Board, and references herein to the Committee (except in the proviso to this sentence) shall be deemed to be references to the Board.

ARTICLE 4

Shares Subject to the 2011 Plan and Maximum Awards

4.1                 Number of Shares Available for Awards.

(a)                 Subject to adjustment as provided in Section 4.4 herein, the maximum number of Shares available for issuance to Participants under the 2011 Plan (the "Share Authorization") shall be one million eight hundred fifty thousand (1,850,000) Shares, all of which may be Incentive Stock Options;

(b)                 Of the Shares reserved for issuance under Section 4.1(a) of the 2011 Plan, no more than eight hundred thousand (800,000) of the reserved Shares may be issued pursuant to Full Value Awards.

(c)                 Subject to the limit set forth in Section 4.1(a) on the number of Shares that may be issued in the aggregate under the 2011 Plan, the maximum number of Shares that may be issued to any one Participant in a Plan Year is three hundred thousand (300,000).

4.2                 Share Usage.  Shares covered by an Award shall only be counted as used to the extent they are actually issued.  Any Shares related to Awards which terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares, are settled in cash in lieu of Shares, or are exchanged with the Committee's permission, prior to the issuance of Shares, for Awards not involving Shares, shall be available again for grant under the 2011 Plan.  Moreover, if the Option Price of any Option granted under the 2011 Plan or the tax withholding requirements with respect to any Award granted under the 2011 Plan are satisfied by tendering Shares to the Company (by either actual delivery or by attestation), or if an SAR is exercised, only the number of Shares issued, net of the Shares tendered, if any, will be deemed delivered for purposes of determining the maximum number of Shares available for delivery under the 2011 Plan and any Shares so tendered shall again be available for issuance under the 2011 Plan. The maximum number of Shares available for issuance under the 2011 Plan shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional Shares or credited as additional Restricted Stock, Restricted Stock Units, Performance Shares, or Stock-Based Awards.  The Shares available for issuance under the 2011 Plan may be authorized and unissued Shares, treasury Shares or a combination thereof.

4.3                 Annual Award Limits.  Subject to the terms of Section 4.1 hereof and unless and until the Committee determines that an Award to a Covered Employee shall not be designed to qualify as Performance-Based Compensation, the following limits (each an "Annual Award Limit," and, collectively, "Annual Award Limits") shall apply to grants of such Awards under the 2011 Plan:

(a)                 Options:  The maximum aggregate number of Shares subject to Options granted in any one Plan Year to any one Participant shall be three hundred thousand (300,000).

(b)                 Incentive Stock Options:  The maximum aggregate number of Shares subject to Incentive Stock Options granted under the 2011 Plan to any one Participant shall be three hundred thousand (300,000).

(c)                 SARs:  The maximum number of Shares subject to Stock Appreciation Rights granted in any one Plan Year to any one Participant shall be three hundred thousand (300,000).

(d)                 Restricted Stock or Restricted Stock Units:  The maximum aggregate grant with respect to Awards of Restricted Stock or Restricted Stock Units in any one Plan Year to any one Participant shall be three hundred thousand (300,000).

(e)                 Performance Units or Performance Shares:  The maximum aggregate Award of Performance Units or Performance Shares that any one Participant may receive in any one Plan Year shall be three hundred thousand (300,000) Shares, or equal to the value of three hundred thousand (300,000) Shares determined as of the date of vesting or payout, as applicable.

4.4                 Adjustments in Authorized Shares.  In the event of any corporate event or transaction (including, but not limited to, a change in the shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, or other like change in capital structure or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee, in its sole discretion, in order to prevent dilution or enlargement of Participants' rights under the 2011 Plan, shall substitute or adjust, as applicable, the number and kind of Shares that may be issued under the 2011 Plan or under particular forms of Awards, the number and kind of Shares subject to outstanding Awards, the Option Price or Grant Price applicable to outstanding Awards, the Annual Award Limits, and other value determinations applicable to outstanding Awards.

Except as otherwise provided by Section 162(m) of the Code, the Committee, in its sole discretion, may also make appropriate adjustments in the terms of any Awards under the 2011 Plan to reflect or related to such changes or distributions and to modify any other terms of outstanding Awards, including modifications of performance goals and changes in the length of Performance Periods.  The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under the 2011 Plan.

Subject to the provisions of Article 15, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with the rules under Section 422 of the Code and the Section 409A Rules, where applicable.

ARTICLE 5

Eligibility and Participation

5.1                 Eligibility.  Individuals eligible to participate in this Plan include all Employees, Directors, consultants and other independent contractors.

5.2                 Actual Participation.  Subject to the provisions of the 2011 Plan, the Committee may, from time to time, select from all eligible individuals, those to whom Awards shall be granted and shall determine, in its sole discretion, the nature of, any and all terms permissible by law, and the amount of each Award.  In making this determination, the Committee may consider any factors it deems relevant, including without limitation, the office or position held by a Participant or the Participant's relationship to the Company, the Participant's degree of responsibility for and contribution to the growth and success of the Company or any Subsidiary or Affiliate, the Participant's length of service, promotions and potential.

5.3                 Ten Percent Shareholder.  A Ten Percent Shareholder shall not be granted an Incentive Stock Option unless the exercise price of such option is at least one hundred ten percent(110%) of the Fair Market Value of the Shares on the date of grant and the Option is not exercisable after the expiration of five(5) years from the date of grant.

ARTICLE 6

Options

6.1                 Grant of Options.  Subject to the terms and provisions of the 2011 Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion.

6.2                 Evidence of Award.  Each Option grant shall be evidenced by an Evidence of Award that shall specify the Option Price, the maximum duration of the Option, the number of Shares to which the Option pertains, the conditions upon which an Option shall become vested and exercisable, and such other provisions as the Committee shall determine which are not inconsistent with the terms of the 2011 Plan.

6.3                 Option Price.  The Option Price for each grant of an Option under this Plan shall be as determined by the Committee and shall be specified in the Evidence of Award.  The Option Price may not be less than 100% of the Fair Market Value of the Shares on the date of grant.

6.4                 Duration of Options.  Except as otherwise provided in Section 422 of the Code, each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant and specify in the Evidence of Award; provided, however, that no Option shall be exercisable later than the tenth anniversary date of its grant.

6.5                 Exercise of Options.  Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve and specify in the Evidence of Award, which terms and restrictions need not be the same for each grant or for each Participant.  The Committee may provide in the Evidence of Award for the acceleration of the vesting and exercisability of outstanding Options, in whole or in part, as determined by the Committee in its sole discretion, in the event of a Change in Control.

6.6                 Payment.  Options granted under this Article 6 shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Option Price.  The Option Price of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price; (c) by a combination of (a) and (b); or (d) any other method approved or accepted by the Committee in its sole discretion, including, without limitation, if the Committee so determines, (i) a cashless (broker-assisted) exercise, or (ii) a reduction in the number of Shares that would otherwise be issued by such number of Shares having in the aggregate a Fair Market Value at the time of exercise equal to the portion of the Option Price being so paid.

Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver to the Participant evidence of book entry Shares, or upon the Participant's request, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars.

6.7                 Restrictions on Share Transferability.  The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable and specify in the Evidence of Award, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such Shares.

6.8                 Termination of Employment.  Each Participant's Evidence of Award shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant's employment or provision of services to the Company, its Affiliates, its Subsidiaries, as the case may be.  Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Evidence of Award entered into with each Participant, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination.

6.9                 Transferability of Options.  Except as otherwise provided in a Participant's Evidence of Award or otherwise at any time by the Committee, no Option granted under this Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or as otherwise required by law; provided that the Board or Committee may permit further transferability, on a general or a specific basis, and may impose conditions and limitations on any permitted transferability. Further, except as otherwise provided in a Participant's Evidence of Award or otherwise at any time by the Committee, or unless the Board or Committee decides to permit further transferability, all Options granted to a Participant under this Article 6 shall be exercisable during his or her lifetime only by such Participant, and following his or her lifetime, by such Participant's estate for a period to be determined by the Committee, subject to applicable Code limits.  With respect to those Options, if any, that are permitted to be transferred to another person, references in the 2011 Plan to exercise or payment of the Option Price by the Participant shall be deemed to include, as determined by the Committee, the Participant's permitted transferee.

ARTICLE 7

Stock Appreciation Rights

7.1                 Grant of SARs.  Subject to the terms and conditions of the 2011 Plan, SARs, including Freestanding SARs, may be granted to Participants at any time and from time to time as shall be determined by the Committee.

Subject to the terms and conditions of the 2011 Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of the 2011 Plan, in determining the terms and conditions pertaining to such SARs.

The Grant Price for each grant of a Freestanding SAR shall be determined by the Committee and shall be specified in the Evidence of Award.  The Grant Price may include (but not be limited to) a Grant Price based on one hundred percent (100%) of the FMV of the Shares on the date of grant, a Grant Price that is set at a premium to the FMV of the Shares on the date of grant, or is indexed to the FMV of the Shares on the date of grant, with the index determined by the Committee, in its discretion to the extent consistent with the Section 409A Rules.

7.2                 SAR Agreement.  Each SAR Award shall be evidenced by an Evidence of Award that shall specify the Grant Price, the term of the SAR, and such other provisions as the Committee shall determine.

7.3                 Term of SAR.  The term of an SAR granted under the 2011 Plan shall be determined by the Committee, in its sole discretion, and except as determined otherwise by the Committee and specified in the SAR Evidence of Award, no SAR shall be exercisable later than the tenth anniversary date of its grant.

7.4                 Exercise of Freestanding SARs.  Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes and specifies in the Evidence of Award.  The Committee may provide in the Evidence of Award for the earlier exercise of Freestanding SARS in the event of a Change in Control.

7.5                 Payment of SAR Amount.  Upon the exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)                 The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price; by

(b)                 The number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon SAR exercise may be in cash, Shares, or any combination thereof, or in any other manner approved by the Committee in its sole discretion.  The Committee's determination regarding the form of SAR payout shall be set forth in the Evidence of Award pertaining to the grant of the SAR.

7.6                 Termination of Employment.  Each Evidence of Award shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant's employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be.  Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Evidence of Award entered into with Participants, need not be uniform among all SARs issued pursuant to the 2011 Plan, and may reflect distinctions based on the reasons for termination.

7.7                 Nontransferability of SARs.  Except as otherwise provided in a Participant's Evidence of Award or otherwise at any time by the Committee, no SAR granted under the 2011 Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or as otherwise required by law.  Further, except as otherwise provided in a Participant's Evidence of Award or otherwise at any time by the Committee, all SARs granted to a Participant under the 2011 Plan shall be exercisable during his or her lifetime only by such Participant.  With respect to those SARs, if any, that are permitted to be transferred to another person, references in the 2011 Plan to exercise of the SAR by the Participant or payment of any amount to the Participant shall be deemed to include, as determined by the Committee, the Participant's permitted transferee.

7.8                 Other Restrictions.  The Committee shall impose such other conditions and/or restrictions on any Shares received upon exercise of a SAR granted pursuant to the 2011 Plan as it may deem advisable or desirable.  These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received upon exercise of a SAR for a specified period of time.

ARTICLE 8

Restricted Stock and Restricted Stock Units

8.1                 Grant of Restricted Stock or Restricted Stock Units.  Subject to the terms and provisions of the 2011 Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts as the Committee shall determine.  Restricted Stock Units shall represent the right of a Participant to receive payment upon the lapse of the Period of Restriction.

8.2                 Restricted Stock or Restricted Stock Unit Agreement.  Each Restricted Stock and/or Restricted Stock Unit grant shall be evidenced by an Evidence of Award that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine.

8.3                 Transferability.  Except as provided in this Plan or an Evidence of Award, the Shares of Restricted Stock and/or Restricted Stock Units granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Evidence of Award (and in the case of Restricted Stock Units until the date of delivery or other payment), or upon earlier satisfaction of any other conditions, as specified by the Committee, in its sole discretion, and set forth in the Evidence of Award or otherwise at any time by the Committee. All rights with respect to the Restricted Stock and/or Restricted Stock Units granted to a Participant under the 2011 Plan shall be available during his or her lifetime only to such Participant, except as otherwise provided in an Evidence of Award or at any time by the Committee.

8.4                 Other Restrictions.  The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to the 2011 Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock or Restricted Stock Units. The receipt of dividends on account of shares of Restricted Stock or Restricted Stock Units shall be determined by the Committee.

Except with respect to a maximum of 50% of the Shares authorized in Section 4.1(a), or as otherwise provided in Section 8.7 hereto, any Awards of Restricted Stock or Restricted Stock Units which vest on the basis of the Participant's continued employment with or provision of service to the Company shall not provide for vesting which is any more rapid than annual pro rata vesting over a three (3) year period and any Awards of Restricted Stock or Restricted Stock Units which vest upon the attainment of performance goals shall provide for a performance period of at least three months. The Committee may provide in the Evidence of Award for immediate vesting of Restricted Stock or Restricted Stock Units, in whole or in part, in the event of a Change in Control.

To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company's possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse.

Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations), and Restricted Stock Units shall be paid in cash, Shares, or a combination of cash and Shares as the Committee, in its sole discretion shall determine.

8.5                 Certificate Legend.  In addition to any legends placed on certificates pursuant to Section 8.4, each certificate representing Shares of Restricted Stock granted pursuant to the 2011 Plan may bear a legend as determined by the Committee in its sole discretion.

8.6                 Voting Rights.  Unless otherwise determined by the Committee and set forth in a Participant's Evidence of Award, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock granted hereunder may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction.  A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.

8.7                 Termination of Employment.  To the extent consistent with the Section 409A Rules, each Evidence of Award shall set forth the extent to which the Participant shall have the right to retain Restricted Stock and/or Restricted Stock Units following termination of the Participant's employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be.  Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Evidence of Award entered into with each Participant, need not be uniform among all Shares of Restricted Stock or Restricted Stock Units issued pursuant to the 2011 Plan, and may reflect distinctions based on the reasons for termination.

ARTICLE 9

Performance Units/Performance Shares

9.1                 Grant of Performance Units/Performance Shares.  Subject to the terms and provisions of the 2011 Plan, the Committee, at any time and from time to time, may grant Performance Units and/or Performance Shares to Participants in such amounts and upon such terms as the Committee shall determine.

9.2                 Value of Performance Units/Performance Shares.  Each Performance Unit shall have an initial value that is established by the Committee at the time of grant.  Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant.  The Committee shall set performance goals in its discretion as described in Section 10.4 which, depending on the extent to which they are met, will determine the value and/or number of Performance Units/Performance Shares that will be paid out to the Participant.

9.3                 Earning of Performance Units/Performance Shares.  Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units/Performance Shares shall be entitled to receive payout on the value and number of Performance Units/Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

9.4                 Form and Timing of Payment of Performance Units/Performance Shares.  Payment of earned Performance Units/Performance Shares shall be as determined by the Committee and as evidenced in the Evidence of Award.  Subject to the terms of the 2011 Plan, the Committee, in its sole discretion, may pay earned Performance Units/Performance Shares in the form of cash or in Shares (or in a combination thereof) equal to the value of the earned Performance Units/Performance Shares at the close of the applicable Performance Period, or as soon as practicable after the end of the Performance Period.  Any Shares may be granted subject to any restrictions deemed appropriate by the Committee.  The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Evidence of Award pertaining to the grant of the Award.

9.5                 Termination of Employment.  To the extent consistent with the Section 409A Rules and Section 162(m) of the Code, each Evidence of Award shall set forth the extent to which the Participant shall have the right to retain Performance Units and/or Performance Shares following termination of the Participant's employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be.  Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Evidence of Award entered into with each Participant, need not be uniform among all Awards of Performance Units or Performance Shares issued pursuant to the 2011 Plan, and may reflect distinctions based on the reasons for termination.

9.6                 Nontransferability.  Except as otherwise provided in a Participant's Evidence of Award or otherwise at any time by the Committee, Performance Units/Performance Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or as otherwise required by law.  Further, except as otherwise provided in a Participant's Evidence of Award or otherwise at any time by the Committee, a Participant's rights under the 2011 Plan shall be exercisable during his or her lifetime only by such Participant.

ARTICLE 10

Performance Measures

10.1              Performance Measures.  Unless and until the Committee proposes for shareholder vote and the shareholders approve a change in the general Performance Measures set forth in this Article 10, the performance goals upon which the payment or vesting of an Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to one or more of the following Performance Measures:

(a)                 Net earnings or net income (before or after taxes and interest/investments);

(b)                 Earnings per share;

(c)                 Earnings per share growth;

(d)                 Net sales growth;

(e)                 Net earnings or net income growth (before or after taxes and interest/investment);

(f)                  Net operating profit;

(g)                 Return measures (including return on assets, capital, equity, or sales);

(h)                 Cash flow (including Operating Cash Flow , free cash flow, and cash flow return on capital);

(i)                  Earnings before or after taxes, interest, depreciation, and/or amortization;

(j)                  Gross or operating margins or growth thereof;

(k)                 Productivity ratios;

(l)                  Share price (including growth measures and total shareholder return);

(m)                Expense targets;

(n)                 Operating efficiency;

(o)                 Customer satisfaction;

(p)                 Revenue or Revenue growth;

(q)                Operating profit growth;

(r)                 Working capital targets;

(s)                 Economic value added;

(t)                  Real estate management objectives;

(u)                 Sale or disposition of assets; and

(v)                 Acquisition of key assets.

Any Performance Measure(s) may be used to measure the performance of the Company, Subsidiary, and/or Affiliate as a whole or any business unit of the Company, Subsidiary, and/or Affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparable companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Measure (l) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Article 10.

10.2              Evaluation of Performance.  The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management's discussion and analysis of financial condition and results of operations appearing in the Company's annual report to shareholders for the applicable year, (f) acquisitions or divestitures and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Section 162(m) of the Code for deductibility.

10.3              Adjustment of Performance-Based Compensation.  The terms of Awards that are designed to qualify as Performance-Based Compensation, and that are held by Covered Employees, may not be modified, except to the extent that after such modification the Award would continue to constitute Performance-Based Compensation.  The Committee shall retain the discretion to reduce the amount of any payment under an Award that is designed to qualify as Performance-Based Compensation that would otherwise be payable to a Covered Employee, either on a formula or discretionary basis or any combination, as the Committee determines.

10.4              Committee Discretion.  In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval.  In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Section 162(m) of the Code and may base vesting on Performance Measures other than those set forth in Section 10.1.

ARTICLE 11

Beneficiary Designation

Each Participant under the 2011 Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the 2011 Plan is to be paid in case of his or her death before he or she receives any or all of such benefit.  Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant's lifetime.  In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate. Following a Participant's death, such Participant's estate may exercise Options or other Awards, if applicable, granted hereunder for a period to be determined by the Committee, subject to applicable Code limits.

ARTICLE 12

Deferrals

To the extent permitted by the Section 409A Rules, the Committee may permit or require a Participant to defer such Participant's receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the exercise of an Option or SAR, the lapse or waiver of restrictions with respect to Restricted Stock or Restricted Stock Units, or the satisfaction of any requirements or performance goals with respect to Performance Shares or Performance Unit.  If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals, consistent with the Section 409A Rules.

ARTICLE 13

Rights of Participants

13.1              Employment.  Nothing in the 2011 Plan or an Evidence of Award shall interfere with or limit in any way the right of the Company, its Affiliates, and/or its Subsidiaries, to terminate any Participant's employment or service on the Board at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his or her employment or service for any specified period of time.

Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, its Affiliates, and/or its Subsidiaries and, accordingly, subject to Articles 3 and 15, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company, its Affiliates, and/or its Subsidiaries.

13.2              Participation.  No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

13.3              Rights as a Shareholder.  Except as otherwise provided herein, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

ARTICLE 14

Change in Control

14.1              Change in Control.  For purposes of this Plan, a "Change in Control" shall mean the occurrence during the term of any of the following events:

(a)                 All or substantially all (meaning having a total gross fair market value at least equal to 50.1% of the total gross fair market value of all of the Company's assets immediately before such acquisition or acquisitions) of the assets of the Company are acquired by a Person (during a twelve month period ending on the date of the most recent acquisition by such Person); or

(b)                 The Company is merged, consolidated, or reorganized into or with another corporation or entity during a twelve-month period with the result that upon the conclusion of the transaction less than 50.1% of the outstanding securities entitled to vote generally in the election of directors or other capital interests of the surviving, resulting or acquiring corporation are beneficially owned (as that term is defined in Rule 13-d 3 under the Exchange Act) by the shareholders of the Company immediately prior to the completion of the transaction.

ARTICLE 15

Amendment, Modification, Suspension, and Termination

15.1              Amendment, Modification, Suspension, and Termination.  Subject to Section 15.3 and 15.4, the Committee may, at any time and from time to time, alter, amend, modify, accelerate, suspend, or terminate the 2011 Plan or any Evidence of Award in whole or in part; provided, however, that, without the prior approval of the Company's shareholders, Options issued under the 2011 Plan will not be repriced, replaced, or regranted through cancellation, and no amendment of the 2011 Plan shall be made without shareholder approval if shareholder approval is required by law, regulation, or stock exchange rule.

15.2              Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events.  The Committee may make adjustments, consistent with Section 162(m) of the Code and the Section 409A Rules, in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.4 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the 2011 Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under the 2011 Plan.

15.3              Awards Previously Granted.  Notwithstanding any other provision of the 2011 Plan to the contrary, no termination, amendment, suspension, or modification of the 2011 Plan or an Evidence of Award shall adversely affect in any material way any Award previously granted under the 2011 Plan, without the written consent of the Participant holding such Award except as required under the tax laws.

15.4              Compliance with the Section 409A Rules.  It is the intention of the Board that the 2011 Plan comply strictly with the Section 409A Rules and the Committee shall exercise its discretion in granting Awards hereunder (and the terms of such grants), accordingly.  The Plan and any grant of an Award hereunder may be amended from time to time as may be necessary or appropriate to comply with the Section 409A Rules.

ARTICLE 16

Withholding

16.1              Tax Withholding.  The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

16.2              Share Withholding.  With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock and Restricted Stock Units, or upon the achievement of performance goals related to Performance Shares, or any other taxable event arising as a result of an Award granted hereunder, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction. All such elections shall be irrevocable, made in writing, and signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

ARTICLE 17

Successors

All obligations of the Company under the 2011 Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

ARTICLE 18

General Provisions

18.1              Forfeiture Events.

(a)                 The Committee may specify in an Evidence of Award that the Participant's rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award.  Such events may include, but shall not be limited to, termination of employment for cause, termination of the Participant's provision of services to the Company, Affiliate, and/or Subsidiary, violation of material Company, Affiliate, and/or Subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company, its Affiliates, and/or its Subsidiaries.

(b)                 If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, if the Participant knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct, or if the Participant is one of the persons subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the Participant shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever just occurred) of the financial document embodying such financial reporting requirement.

(c)                 Any current or former executive officer who received any incentive-based Awards within a 36-month period prior to the date the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws shall return such Award to the Company upon demand by the Company. The amount to be recovered shall be the amount of incentive-based Awards, including equity awards, in excess of what would have been paid without the restated results. The operation of this subsection (c) shall be in accordance with the provisions of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any applicable guidance.

18.2              Legend.  The certificates for Shares may include any legend, which the Committee deems appropriate in its sole discretion to reflect any restrictions on transfer of such Shares.

18.3              Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

18.4              Severability.  In the event any provision of the 2011 Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the 2011 Plan, and the 2011 Plan shall be construed and enforced as if the illegal or invalid provision had not been included.  To the extent that any provision of this Plan would prevent any Option that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision shall be null and void with respect to such Option.  Such provision, however, shall remain in effect for other Options and there shall be no further effect on any provision of this Plan.

18.5              Requirements of Law.  The granting of Awards and the issuance of Shares under the 2011 Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

18.6              Delivery of Title.  The Company shall have no obligation to issue or deliver evidence of title for Shares issued under the 2011 Plan prior to:

(a)                 Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b)                 Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

18.7              Inability to Obtain Authority.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

18.8              Investment Representations.  The Committee may require any person receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the person is acquiring the securities for his own account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof.

18.9              Employees Based Outside of the United States.  Notwithstanding any provision of the 2011 Plan to the contrary, in order to comply with the laws in other countries in which the Company, its Affiliates, and/or its Subsidiaries operate or have Employees or Directors, the Committee, in its sole discretion, shall have the power and authority to:

(a)                 Determine which Affiliates and Subsidiaries shall be covered by the 2011 Plan;

(b)                 Determine which Employees and/or Nonemployee Directors outside the United States are eligible to participate in the 2011 Plan;

(c)                 Modify the terms and conditions of any Award granted to Employees and/or Nonemployee Directors outside the United States to comply with applicable foreign laws;

(d)                 Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable.  Any subplans and modifications to Plan terms and procedures established under this Section 18.9 by the Committee shall be attached to this Plan document as appendices; and

(e)                 Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

18.10           Uncertificated Shares.  To the extent that the 2011 Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

18.11           Unfunded Plan.  Participants shall have no right, title, or interest whatsoever in or to any investments that the Company, and/or its Subsidiaries, and/or Affiliates may make to aid it in meeting its obligations under the 2011 Plan.  Nothing contained in the 2011 Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other person.  To the extent that any person acquires a right to receive payments from the Company, and/or its Subsidiaries, and/or Affiliates under the 2011 Plan, such right shall be no greater than the right of an unsecured general creditor of the Company, a Subsidiary, or an Affiliate, as the case may be.  All payments to be made hereunder shall be paid from the general funds of the Company, a Subsidiary, or an Affiliate, as the case may be and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the 2011 Plan.  The Plan is not subject to ERISA.

18.12           No Fractional Shares.  No fractional Shares shall be issued or delivered pursuant to the 2011 Plan or any Award.  The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

18.13           Retirement and Welfare Plans.  Neither Awards made under the 2011 Plan nor Shares or cash paid pursuant to such Awards will be included as "compensation" for purposes of computing the benefits payable to any Participant under the Company's or any Subsidiary's or Affiliate's retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a participant's benefit.

18.14           Nonexclusivity of the 2011 Plan.  The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

18.15           No Constraint on Corporate Action.  Nothing in this Plan shall be construed to: (i) limit, impair, or otherwise affect the Company's or a Subsidiary's or an Affiliate's right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or, (ii) limit the right or power of the Company or a Subsidiary or an Affiliate to take any action which such entity deems to be necessary or appropriate.

18.16           Governing Law.  The Plan and each Evidence of Award shall be governed by the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the 2011 Plan to the substantive law of another jurisdiction.  Unless otherwise provided in the Evidence of Award, recipients of an Award under the 2011 Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of New York, to resolve any and all issues that may arise out of or relate to the 2011 Plan or any related Evidence of Award.